                     TRANSFER AGENCY AND SERVICES AGREEMENT

         AGREEMENT, dated as of _______________, 2002 by and between each of the investment companies listed on Schedule A hereto, as amended from time to time (each a "Fund" and collectively the "Funds") and each having its principal place of business at 125 Broad Street, New York, New York 10004 and Citicorp Trust Bank, fsb ("Citicorp"), a New York corporation with principal offices at 388 Greenwich Street, New York, New York 10013.

                                   WITNESSETH

         WHEREAS, each Fund desires to appoint Citicorp as its transfer agent, dividend disbursing agent and shareholder servicing agent and Citicorp desires to accept such appointment;

         NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth, each Fund and Citicorp agree as follows:

Article 1     Definitions
              -----------
        1.1 Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meanings:

                  (a) "Articles of Incorporation" shall mean the Articles of Incorporation, Declaration of Trust, or other similar organizational document as the case may be, of a Fund as the same may be amended from time to time.

                  (b) "Authorized Person" shall be deemed to include (i) any authorized officer of a Fund; (ii) or any person, whether or not such person is an officer or employee of a Fund, duly authorized to give Oral Instructions or Written Instructions on behalf of the Fund as indicated in writing to Citicorp from time to time.

                  (c) "Board Members" shall mean the Directors or Trustees of the governing body of the Fund, as the case may be.

                  (d) "Board of Directors" shall mean the Board of Directors or Board of Trustees of the Fund, as the case may be.

                  (e) "Commission" shall mean the Securities and Exchange Commission.

                  (f) "Custodian" refers to any custodian or subcustodian of securities and other property which a Fund may from time to time deposit, or cause to be deposited or held under the name or account of such a custodian pursuant to a Custodian Agreement.

                  (g) "1934 Act" shall mean the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, all as amended from time to time.

                  (h) "1940 Act" shall mean the Investment Company Act of 1940 and the rules and regulations promulgated thereunder, all as amended from time to time.

                  (i) "Oral Instructions" shall mean instructions, other than Written Instructions, actually received by Citicorp from a person reasonably believed by Citicorp to be an Authorized Person;

                  (j) "Prospectus" shall mean the most recently dated Fund Prospectus and Statement of Additional Information, including any supplements thereto if any, which has become effective under the Securities Act of 1933 and the 1940 Act.

                  (k) "Shares" refers collectively to such shares of capital stock or beneficial interest, as the case may be, or class thereof, of a Fund as may be issued from time to time.

                  (l) "Shareholder" shall mean a holder of Shares of a Fund.

                  (m) "Written Instructions" shall mean a written communication signed by a person reasonably believed by Citicorp to be an Authorized Person and actually received by Citicorp. Written Instructions shall include manually executed originals and authorized electronic transmissions, including telefacsimile of a manually executed original or other process.

Article 2    Appointment of Citicorp
             -----------------------

         2.1 The Fund hereby appoints and constitutes Citicorp as transfer agent, registrar and dividend disbursing agent for Shares of the Funds and as shareholder servicing agent for the Funds. Citicorp accepts such appointment and agrees to perform the duties hereinafter set forth.

Article 3    Duties of Citicorp
             ------------------

         3.1 Citicorp shall be responsible for:

                  (a) Administering and/or performing the customary services of a transfer agent; acting as service agent in connection with dividend and distribution functions; and for performing shareholder account and administrative agent functions in connection with the issuance, transfer and redemption or repurchase (including coordination with the Custodian) of Shares of each Fund, as more fully described in the written schedule of Duties of Citicorp annexed hereto as Schedule B and incorporated herein, and in accordance with the terms of the Prospectus of each Fund, applicable law and the procedures established from time to time between the Funds and Citicorp.

                  (b) Recording the issuance of Shares and maintaining pursuant to Rule 17Ad-10(e) of the 1934 Act a record of the total number of Shares of each Fund which are authorized, based upon data provided to it by the Fund, and issued and outstanding. Citicorp shall provide each Fund on a regular basis with the total number of Shares which are authorized and issued and outstanding and shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares or to take cognizance of any laws relating to the issue or sale of such Shares, which functions shall be the sole responsibility of the Fund.

                  (c) Notwithstanding any of the foregoing provisions of this Agreement, Citicorp shall be under no duty or obligation to inquire into, and shall not be liable for: (i) the legality of the issuance or sale of any Shares or the sufficiency of the amount to be received therefor; (ii) the legality of the redemption of any Shares, or the propriety of the amount to be paid therefor; (iii) the legality of the declaration of any dividend by a Fund's Board of Directors, or the legality of the issuance of any Shares in payment of any dividend; or
         (iv) the legality of any recapitalization or readjustment of the Shares.

         3.2 In addition, each Fund shall (i) identify to Citicorp in writing or by transmission those transactions and assets to be treated as exempt from blue sky reporting for each State and (ii) verify the establishment of transactions for each State on the system prior to activation and thereafter monitor the daily activity for each State. The responsibility of Citicorp for the Fund's blue sky State registration status is solely limited to the initial establishment of transactions subject to blue sky compliance by the Funds and the reporting of such transactions to the Funds as provided above.

         3.3 In addition to the duties set forth in Schedule B, Citicorp shall perform such other duties and functions, and shall be paid such amounts therefor, as may from time to time be agreed upon in writing between the Fund and the Transfer Agent. The compensation for such other duties and functions shall be reflected in a written amendment to Schedule C and the duties and functions shall be reflected in an amendment to Schedule B, both dated and signed by authorized persons of the parties hereto.

Article 4    Delegation of Responsibilities
             ------------------------------

         4.1 With respect to any Fund, Citicorp may delegate some or all of its duties under this Agreement to other parties that after reasonable inquiry Citicorp deems to be competent to assume such duties. In the event of any such delegation, Citicorp shall enter into a written agreement with the delegatee in which the delegatee will, among other things:

                  (a) agree to provide the services delegated to it in accordance with a written schedule of Performance Standards developed by Citicorp; and

                  (b) represent and warrant that it is duly registered as required under all federal and state securities laws.

Article 5    Recordkeeping and Other Information
             -----------------------------------

         5.1 Citicorp shall create and maintain all records required of it pursuant to its duties hereunder and as set forth in Schedule B in accordance with all applicable laws, rules and regulations, including records required by
Section 31(a) of the 1940 Act. Where applicable, such records shall be maintained by Citicorp for the period and in the places required by Rule 31a-2 under the 1940 Act.

         5.2 To the extent required by Section 31 of the 1940 Act, Citicorp agrees that all such records prepared or maintained by Citicorp relating to the services to be performed by Citicorp hereunder are the property of the Funds and will be preserved, maintained and made available in accordance with such section, and will be surrendered promptly to the Funds on and in accordance with the Funds' request.

         5.3 In case of any requests or demands for the inspection of Shareholder records of a Fund, Citicorp will endeavor to notify the Fund of such request and secure Written Instructions as to the handling of such request. Citicorp reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by its counsel that it may be held liable for the failure to comply with such request.

Article 6    Fund Instructions
             -----------------

         6.1 Citicorp will have no liability when acting upon Written or Oral Instructions believed to have been executed or orally communicated by an Authorized Person and will not be held to have any notice of any change of authority of any person until receipt of a Written Instruction thereof from a Fund. Citicorp will also have no liability when processing Share certificates which it reasonably believes to bear the proper manual or facsimile signatures of the officers of a Fund and the proper countersignature of Citicorp.

         6.2 At any time, Citicorp may request Written Instructions from a Fund and may seek advice from legal counsel for the Fund, or its own legal counsel, with respect to any matter arising in connection with this Agreement, and it shall not be liable for any action taken or not taken or suffered by it in good faith in accordance with such Written Instructions or in accordance with the opinion of counsel for the Fund or for Citicorp. Written Instructions requested by Citicorp will be provided by a Fund within a reasonable period of time.

         6.3 Citicorp, its officers, agents or employees, shall accept Oral Instructions or Written Instructions given to them by any person representing or acting on behalf of a Fund only if said representative is an Authorized Person. Each Fund agrees that all Oral Instructions shall be followed within one business day by confirming Written Instructions, and that the Fund's failure to so confirm shall not impair in any respect Citicorp's right to rely on Oral Instructions.

Article 7    Compensation
             ------------

         7.1 The Funds will compensate or cause Citicorp to be compensated for the performance of its obligations hereunder in accordance with the fees set forth in the written schedule of fees annexed hereto as Schedule C and incorporated herein. Citicorp will transmit an invoice to the Fund as soon as practicable after the end of each calendar month which will be detailed in accordance with Schedule C, and the Fund will pay to Citicorp the amount of such invoice within thirty (30) days after the Fund's receipt of the invoice.

         7.2 In addition, the Funds agree to pay, and will be billed separately for, reasonable out-of-pocket expenses incurred by Citicorp in the performance of its duties hereunder. Out-of-pocket expenses shall include, but shall not be limited to, the items specified in the written schedule of out-of-pocket charges annexed hereto as Schedule D and incorporated herein. Schedule D may be modified by written agreement between the parties. Unspecified out-of-pocket expenses shall be limited to those out-of-pocket expenses reasonably incurred by Citicorp in the performance of its obligations hereunder.

         7.3 Any compensation agreed to hereunder may be adjusted from time to time by attaching to Schedule C, a revised fee schedule executed and dated by the parties hereto.

Article 8    Representations and Warranties
             ------------------------------

         8.1      Each Fund represents and warrants to Citicorp that:

                  (a) it is duly organized, existing and in good standing under the laws of the jurisdiction in which it is organized;

                  (b) it is empowered under applicable laws and by its Articles of Incorporation, By-laws to enter into this Agreement;

                  (c) all corporate proceedings required by said Articles of Incorporation, By-laws and applicable laws have been taken to authorize it to enter into this Agreement;

                  (d) a registration statement under the Securities Act of 1933, as amended, and the 1940 Act on behalf of the Fund is currently effective and will remain effective, and all appropriate state securities law filings have been made and will continue to be made, with respect to all Shares of the Fund being offered for sale; and

                  (e) all outstanding Shares are validly issued, fully paid and non-assessable and when Shares are hereafter issued in accordance with the terms of the Fund's Articles of Incorporation and its Prospectus, such Shares shall be validly issued, fully paid and non-assessable.

         8.2      Citicorp represents and warrants to each Fund that:

                  (a) it is duly organized, existing and in good standing under the laws of the state of New York;

                  (b) it is empowered under applicable laws and by its Articles of Incorporation and By-laws to enter into and perform this Agreement;

                  (c) all corporate proceedings required by said Articles of Incorporation, By-laws and applicable laws have been taken to authorize it to enter into this Agreement; and

                  (d) it is duly registered with its appropriate regulatory agency as a transfer agent and such registration will remain in effect for the duration of this Agreement; and

                  (e) it has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

Article 9    Indemnification
             ---------------

        9.1 Each party hereto (the "Indemnifying Party') will indemnify the other party (the "Indemnified Party") against and hold it harmless from any and all losses, claims, damages, liabilities or expenses of any sort or kind (including reasonable counsel fees and expenses) resulting from any claim, demand, action or suit or other proceeding (a "Claim") unless such Claim has resulted from a negligent failure to act or omission to act or bad faith of the Indemnified Party in the performance of its duties hereunder. In addition, each Fund will indemnify Citicorp against and hold it harmless from any Claim, damages, liabilities or expenses (including reasonable counsel fees) that is a result of: (i) any action taken in accordance with Written or Oral Instructions, or any other instructions, or share certificates reasonably believed by Citicorp to be genuine and to be signed, countersigned or executed, or orally communicated by an Authorized Person; (ii) any action taken in accordance with written or oral advice reasonably believed by Citicorp to have been given by counsel for the Fund or its own counsel; (iii) any action taken as a result of any error or omission in any record (including but not limited to magnetic tapes, computer printouts, hard copies and microfilm copies) delivered, or caused to be delivered by the Fund to Citicorp in connection with this Agreement; or (iv) the offer or sale of Shares in violation of any requirement under the securities laws or regulations of any state that such Shares be registered in such state or in violation of any stop order or other determination or ruling by any state with respect to the offer or sale of such shares in such state.

        9.2 In any case in which the Indemnifying Party may be asked to indemnify or hold the Indemnified Party harmless, the Indemnifying Party shall be advised of all pertinent facts concerning the situation in question. The Indemnified Party will notify the Indemnifying Party promptly after identifying any situation which it believes presents or appears likely to present a claim for indemnification against the Indemnifying Party although the failure to do so shall not prevent recovery by the Indemnified Party. The Indemnifying Party shall have the option to defend the Indemnified Party against any Claim which may be the subject of this indemnification, and, in the event that the Indemnifying Party so elects, such defense shall be conducted by counsel chosen by the Indemnifying Party and satisfactory to the Indemnified Party, and thereupon the Indemnifying Party shall take over complete defense of the Claim and the Indemnified Party shall sustain no further legal or other expenses in respect of such Claim. The Indemnified Party will not confess any Claim or make any compromise in any case in which the Indemnifying Party will be asked to provide indemnification, except with the Indemnifying Party's prior written consent. The obligations of the parties hereto under this Section shall survive the termination of this Agreement.

        9.3 Except for remedies that cannot be waived as a matter of law (and injunctive or provisional relief), the provisions of this Article 9 shall be a party's sole and exclusive remedy for claims or other actions or proceedings to which the other party's indemnification obligations pursuant to this Article 9 may apply.

Article 10   Standard of Care
             ----------------

        10.1 Citicorp shall provide its services as transfer agent in accordance with the applicable provisions of Section 17A of the 1934 Act. Citicorp shall at all times act in good faith and agrees to use its best efforts within commercially reasonable limits to ensure the accuracy of all services performed under this Agreement, but assumes no responsibility for loss or damage to the Funds unless said errors are caused by Citicorp's own negligence, bad faith, willful misconduct or that of its employees or knowing violations of applicable law pertaining to the manner in which transfer agency services are to be performed by Citicorp.

Article 11   Consequential Damages
             ---------------------

         NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL ANY PARTY UNDER THIS AGREEMENT, ITS AFFILIATES OR ANY OF ITS OR THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR SUBCONTRACTORS BE LIABLE TO THE OTHER PARTY UNDER ANY THEORY OF TORT, CONTRACT, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR LOST PROFITS, EXEMPLARY, PUNITIVE, SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES, EACH OF WHICH IS HEREBY EXCLUDED BY AGREEMENT OF THE PARTIES REGARDLESS OF WHETHER SUCH DAMAGES WERE FORESEEABLE OR WHETHER ANY PARTY OR ANY ENTITY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

Article 12   Term and Termination
             --------------------

        12.1 This Agreement shall be effective on the date first written above and shall continue until _____________, 2003, and thereafter shall automatically continue for successive annual periods ending on the anniversary of the date first written above, provided that it may be terminated by either party upon written notice given at least 90 days prior to termination.

        12.2 In the event a termination notice is given by a Fund, it shall be accompanied by a resolution of the Board of Directors, certified by the Secretary of the Fund, designating a successor transfer agent or transfer agents. Upon such termination and at the expense of the Fund, Citicorp will deliver to such successor a certified list of shareholders of the Fund (with names and addresses), and all other relevant books, records, correspondence and other Fund records or data in the possession of Citicorp, and Citicorp will cooperate with the Fund and any successor transfer agent or agents in the substitution process.

Article 13   Confidentiality
             ---------------

        13.1 The parties agree that any non public information obtained hereunder concerning the other party is confidential and may not be disclosed to any other person without the consent of the other party, except as may be required by applicable law or at the request of the Commission or other governmental agency. The parties further agree that a breach of this provision would irreparably damage the other party and accordingly agree that each of them is entitled, without bond or other security, to an injunction or injunctions to prevent breaches of this provision.

Article 14   Force Majeure
             -------------

        14.1 No party shall be liable for any default or delay in the performance of its obligations under this Agreement if and to the extent such default or delay is caused, directly or indirectly, by (i) fire, flood, elements of nature or other acts of God; (ii) any outbreak or escalation of hostilities, war, riots or civil disorders in any country; (iii) any act or omission of the other party or any governmental authority; (iv) any labor disputes beyond the reasonable control of such party; or (v) nonperformance by a third party or any similar cause beyond the reasonable control of such party, including without limitation, failures or fluctuations in telecommunications or other equipment. Except to the extent that the non-performing party shall have failed to use its reasonable best efforts to minimize the likelihood of occurrence of such circumstances or to mitigate any loss or damage to the other party caused by such circumstances. In any such event, the non-performing party shall be excused from any further performance and observance of the obligations so affected only for as long as such circumstances prevail and such party continues to use commercially reasonable efforts to recommence performance or observance as soon as practicable.

Article 15   Assignment and Subcontracting
             -----------------------------

        15.1 This Agreement may not be assigned or otherwise transferred by Citicorp, without the prior written consent of the Funds, which consent shall not be unreasonably withheld; provided, however, that Citicorp may, in its sole discretion, assign all its right, title and interest in this Agreement to an affiliate, parent or subsidiary of Citicorp who is qualified to act under the 1940 Act. The Funds agree that Citicorp may, in its sole discretion, engage subcontractors to perform any of the obligations in this Agreement to be performed by Citicorp.

Article 16   Notices
             -------

        16.1 Any notice or other instrument authorized or required by this Agreement to be given in writing to a Fund or Citicorp, shall be sufficiently given if addressed to that party and received by it at its office set forth below or at such other place as it may from time to time designate in writing.

        To the Funds:

             Smith Barney Mutual Funds
             388 Greenwich Street, 22nd Floor
             New York, NY 10013
             Attention:  Heath B. McLendon

             To Citicorp:

             Citicorp Trust Bank, fsb
             388 Greenwich Street, 22nd Floor
             New York, NY 10013
             Attention:  George Betzios

Article 17   Governing Law/Venue
             -------------------

        17.1 The laws of the State of New York, excluding the laws on conflicts of laws, shall govern the interpretation, validity, and enforcement of this agreement.

Article 18   Counterparts
             ------------

        18.1 This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original; but such counterparts shall, together, constitute only one instrument.

Article 19   Captions
             --------

        19.1 The captions of this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

Article 20   Publicity
             ---------

        20.1 Neither a Fund nor Citicorp shall release or publish news releases, public announcements, advertising or other publicity relating to this Agreement or to the transactions contemplated by it without the prior review and written approval of the other party; provided, however, that either party may make such disclosures as are required by legal, accounting or regulatory requirements after making reasonable efforts in the circumstances to consult in advance with the other party.

Article 21   Relationship of Parties
             -----------------------

        21.1 The parties agree that they are independent contractors and not partners or co-venturers and nothing contained herein shall be interpreted or construed otherwise.

Article 22   Entire Agreement; Severability
             ------------------------------

        22.1 This Agreement, including Schedules and Exhibits hereto, constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous proposals, agreements, contracts, representations, and understandings, whether written or oral, between the parties with respect to the subject matter hereof. No change, termination, modification, or waiver of any term or condition of the Agreement shall be valid unless in writing signed by the party affected. A party's waiver of a breach of any term or condition in the Agreement shall not be deemed a waiver of any subsequent breach of the same or another term or condition.

        22.2 The parties intend every provision of this Agreement to be severable. If a court of competent jurisdiction determines that any term or provision is illegal or invalid for any reason, the illegality or invalidity shall not affect the validity of the remainder of this Agreement. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties. Without limiting the generality of this paragraph, if a court determines that any remedy stated in this Agreement has failed of its essential purpose, then all other provisions of this Agreement, including the limitations on liability and exclusion of damages, shall remain fully effective.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers, as of the day and year first above written.

                                      Each of the Investment Companies Listed
                                      On Schedule A Hereto, Each of Which Is
                                      Acting On Its Own Behalf And Not On Behalf
                                      Of Any Other Investment Company

                                      By:____________________________________
                                         R. Jay Gerken
                                         Chairman of the Boards of Directors

CITICORP TRUST BANK, FSB

By:______________________________________
   George Betzios
   Director - Transfer Agency Operations

                                   SCHEDULE A
                                   ----------

SMITH BARNEY MULTIPLE DISCIPLINE TRUST

                                   SCHEDULE B
                                   ----------

                               DUTIES OF CITICORP

         1.  Shareholder Information. Citicorp or its agent shall maintain a
             -----------------------
record of the number of Shares held by each holder of record which shall include name, address, taxpayer identification and which shall indicate whether such Shares are held in certificates or uncertificated form.

         2.  Shareholder Services. Citicorp or its agent will investigate all
             --------------------
inquiries from shareholders of a Fund relating to Shareholder accounts and will respond to all communications from Shareholders and others relating to its duties hereunder and such other correspondence as may from time to time be mutually agreed upon between Citicorp and a Fund. Citicorp shall provide the Fund with reports concerning shareholder inquires and the responses thereto by Citicorp, in such form and at such times as are agreed to by the Fund and Citicorp.

         3.  Share Certificates.
             ------------------

             (a) At the expense of each Fund, Citicorp or its agent shall be supplied with an adequate supply of blank share certificates to meet Citicorp or its agent's requirements therefor. Such Share certificates shall be properly signed by facsimile. Each Fund agrees that, notwithstanding the death, resignation, or removal of any officer of the Fund whose signature appears on such certificates, Citicorp or its agent may continue to countersign certificates which bear such signatures until otherwise directed by Written Instructions.

             (b) With respect to each Fund, Citicorp or its agent shall issue replacement Share certificates in lieu of certificates which have been lost, stolen or destroyed, upon receipt by Citicorp or its agent of properly executed affidavits and lost certificate bonds, in form satisfactory to Citicorp or its agent, with the Fund and Citicorp or its agent as obligees under the bond.

             (c) With respect to each Fund, Citicorp or its agent shall also maintain a record of each certificate issued, the number of Shares represented thereby and the holder of record. With respect to Shares held in open accounts or uncertificated form, i.e., no certificate being issued with respect thereto, Citicorp or its agent shall maintain comparable records of the record holders thereof, including their names, addresses and taxpayer identification. Citicorp or its agent shall further maintain a stop transfer record on lost and/or replaced certificates.

         4.  Mailing Communications to Shareholders; Proxy Materials. Citicorp
             -------------------------------------------------------
or its agent will address and mail to Shareholders of the Funds, all reports to Shareholders, dividend and distribution notices and proxy material for the Fund's meetings of Shareholders. In connection with meetings of Shareholders, Citicorp or its agent will prepare Shareholder lists, mail and certify as to the mailing of proxy materials, process and tabulate returned proxy cards, report on proxies voted prior to meetings, act as inspector of election at meetings and certify Shares voted at meetings.

         5.  Sales of Shares
             ---------------

             (a) Suspension of Sale of Shares. Citicorp or its agent shall
                 ----------------------------
not be required to issue any Shares of a Fund where it has received a Written Instruction from the Fund or official notice from any appropriate authority that the sale of the Shares of the Fund has been suspended or discontinued. The existence of such Written Instructions or such official notice shall be conclusive evidence of the right of Citicorp or its agent to rely on such Written Instructions or official notice.

             (b) Returned Checks. In the event that any check or other
                 ---------------
order for the payment of money is returned unpaid for any reason, Citicorp or its agent will: (i) give prompt notice of such return to the Fund or its designee; (ii) place a stop transfer order against all Shares issued as a result of such check or order; and (iii) take such actions as Citicorp may from time to time deem appropriate.

         6.  Transfer and Repurchase
             -----------------------

             (a) Citicorp or its agent shall process all requests to transfer or redeem Shares in accordance with the transfer or repurchase procedures set forth in each Fund's Prospectus.

             (b) Citicorp or its agent will transfer or repurchase Shares upon receipt of Oral or Written Instructions or otherwise pursuant to the Prospectus and Share certificates, if any, properly endorsed for transfer or redemption, accompanied by such documents as Citicorp or its agent reasonably may deem necessary.

             (c) Citicorp or its agent reserves the right to refuse to transfer or repurchase Shares until it is satisfied that the endorsement on the instructions is valid and genuine. Citicorp or its agent also reserves the right to refuse to transfer or repurchase Shares until it is satisfied that the requested transfer or repurchase is legally authorized, and it shall incur no liability for the refusal, in good faith, to make transfers or repurchases which Citicorp or its agent, in its good judgment, deems improper or unauthorized, or until it is reasonably satisfied that there is no basis to any claims adverse to such transfer or repurchase.

             (d) When Shares are redeemed, Citicorp or its agent shall, upon receipt of the instructions and documents in proper form, deliver to the Custodian and each Fund or its designee a notification setting forth the number of Shares to be repurchased. Such repurchased shares shall be reflected on appropriate accounts maintained by Citicorp or its agent reflecting outstanding Shares of each Fund and Shares attributed to individual accounts.

             (e) Citicorp or its agent shall, upon receipt of the moneys paid to it by the Custodian for the repurchase of Shares, pay such moneys as are received from the Custodian, all in accordance with the procedures described in the written instruction received by Citicorp or its agent from the Fund.

             (f) Citicorp or its agent shall not process or effect any repurchase with respect to Shares of a Fund after receipt by Citicorp or its agent of notification of the suspension of the determination of the net asset value of the Fund.

         7.  Dividends
             ---------

            (a) Upon the declaration of each dividend and each capital gains distribution by the Board of Directors of a Fund with respect to Shares of the Fund, the Fund shall furnish or cause to be furnished to Citicorp or its agent a copy of a resolution of the Fund's Board of Directors certified by the Secretary of the Fund setting forth the date of the declaration of such dividend or distribution, the ex-dividend date, the date of payment thereof, the record date as of which shareholders entitled to payment shall be determined, the amount payable per Share to the shareholders of record as of that date, the total amount payable to Citicorp or its agent on the payment date and whether such dividend or distribution is to be paid in Shares of such class at net asset value.

            (b) On or before the payment date specified in such resolution of the Board of Directors, a Fund will provide Citicorp with sufficient cash to make payment to the Shareholders of record as of such payment date.

            (c) If Citicorp or its agent does not receive sufficient cash from a Fund to make total dividend and/or distribution payments to all shareholders of the Fund as of the record date, Citicorp or its agent will, upon notifying the Fund, withhold payment to all Shareholders of record as of the record date until sufficient cash is provided to Citicorp or its agent.

         8. Cash Management Services. Funds received by Citicorp in the course
            ------------------------
of performing its services hereunder will be held in demand deposit bank accounts or money market fund accounts in the name of Citicorp (or its nominee) as agent for the Funds. Citicorp shall be entitled to retain any interest, dividends, balance credits or fee reductions or other concessions or benefits earned or generated by or associated with such accounts or made available by the institution with which such accounts are maintained.

         9. Lost Shareholders. Citicorp shall perform such services as are
            -----------------
required in order to comply with Rules 17a-24 and 17Ad-17 of the 1934 Act (the "Lost Shareholder Rules), including, but not limited to those set forth below. Citicorp may, in its sole discretion, use the services of a third party to perform some or all of such services.

            (a) documentation of electronic search policies and procedures;

            (b) execution of required searches;

            (c) creation and mailing of confirmation letters;

            (d) taking receipt of returned verification forms;

            (e) providing confirmed address corrections in batch via
                electronic media;

            (f) tracking results and maintaining data sufficient to comply with the Lost Shareholder Rules; and

                  (g) preparation and submission of data required under the Lost
                      Shareholder Rules.

         10.      Miscellaneous.
                  -------------

         In addition to and neither in lieu nor in contravention of the services set forth above, Citicorp shall: (I) perform all the customary services of a transfer agent, registrar, dividend disbursing agent and agent of the dividend reinvestment and cash purchase plan as described herein consistent with those requirements set forth as at the date of this Agreement; (ii) require proper forms of instructions, signatures and signature guarantees and any necessary documents supporting the opening of shareholder accounts, transfers and redemptions and other shareholder account transactions, all in conformance with Citicorp's present procedures with such changes or deviations therefrom as may be from time to time required or approved by a Fund, or the Fund's counsel or Citicorp's counsel and the rejection of orders or instructions not in good order in accordance with the applicable Fund prospectus; (iii) provide to the person designated by the Funds daily Blue Sky reports generated by Citicorp; (iv) provide to the Funds escheatment reports as reasonably requested by the Funds with respect to the status of the Funds' accounts and outstanding checks; and
(v) maintain a current, duplicate set of the Funds' essential records at a secure separate location in a form available and usable forthwith in the event of any breakdown or disaster disruption of Citicorp's main operation. The detailed definition, frequency, limitations and associated costs (if any) set out in the attached fee schedule, include but are not limited to: maintaining all Shareholder accounts, preparing Shareholder meeting lists, mailing proxies, tabulating proxies, mailing Shareholder reports to current Shareholders, withholding taxes on U.S. resident and non-resident alien accounts where applicable, preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all Shareholders.

         11.      Print/Mail Services.  Citicorp shall perform print/mail
                  -------------------
services on behalf of the Funds with respect to the following items:

                  (a) Daily, Monthly Quarterly and Annual Output

                           . Confirmations

                             - Brokerage SB money market fund SWEEP transactions
                             - Direct Accounts (non-brokerage) all transactions
                             - New account and Change of Allocation

                           . Welcome letters

                           . Checks:

                             - Dividend
                             - ACW
                             - Commission
                             - Daily Redemption

                           . Statements:

                             - All Non Brokerage Accounts
                             - Shareholder Statements
                             - Dealer Statements
                             - Dealer Statements (non-Transfer Agent)
                             - Commission Statements

                           . Y/E Tax Forms

                             - Non-brokerage Accounts
                             - Non-networked Accounts

                  (b)      Special Mailings (includes 6700, proxy except NSCC
                           NT3)

                           . Report Mailings (quarterly, annual and semi-annual)

                           . Prospectus Fulfillment & Mailings

                           . Shareholder/Information Letters

                                   SCHEDULE C
                                   ----------

                                  FEE SCHEDULE

1. Standard Fees
   -------------

         (a) Fees:  See attached Exhibit I of Schedule C

         (b) An annual fee cap will apply to the following funds based on the fee schedule currently in place:

                  Money Market Funds                          $13.00 Per Account

                  All Other Funds - Class A Shares            $13.00 Per Account

                  All Other Funds - Class B & L Shares        $14.50 Per Account

2. Print Mail Fees
   ---------------

         (a) Standard Print Mail Services:

             Daily Work
             (Confirms):
             -----------

                   Hand: $55/K with $75.00 minimum (includes 1 insert, other than prospectuses)
                             $0.07/each additional insert

                   Machine: $32/K with $50.00 minimum (includes 1 insert, other than prospectuses)

                   Daily Checks:
                   -------------

                   Hand: $55/K with $75.00 minimum daily (includes 1 insert) $0.06/each additional insert

                                   SCHEDULE D

                             OUT-OF-POCKET EXPENSES

1. Out-of Pockets. Each Fund shall reimburse Citicorp monthly for applicable out-of-pocket expenses, including, but not limited to the following items:

   . Microfiche/microfilm production

   . Magnetic media tapes and freight

   . Postage - direct pass through to the Fund

   . Telephone and telecommunication costs, including all lease, maintenance and line costs

   . Proxy solicitations, mailings, tabulations and reports relating thereto

   . Shipping, Certified and Overnight mail and insurance

   . Terminals, communication lines, printers and other equipment and any expenses incurred in connection with such terminals and lines

   . Duplicating services

   . Courier services

   . Federal Reserve charges for check clearance

   . Overtime

   . Temporary staff

   . Travel, as approved in advance by the Fund

   . Record retention, retrieval and destruction costs, including, but not limited to exit fees charged by third party record keeping vendors

   . Such other miscellaneous expenses reasonably incurred by Citicorp in performing its duties and responsibilities under this Agreement.

   Each Fund shall pay postage and mailing expenses on the day of or prior to mailing as agreed with Citicorp. In addition, each Fund will promptly reimburse Citicorp for any other unscheduled expenses incurred by Citicorp whenever the Fund and Citicorp mutually agree that such expenses are not otherwise properly borne by Citicorp as part of its duties and obligations under the Agreement.

2. Other Charges.

   . Pre-Printed Stock, including business forms, certificates, envelopes, checks and stationery.

   . COLD Storage

   . Digital Recording

   . Incoming and outgoing wire charges

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